PepsiCo Reports 13% First-Quarter Earnings Per Share Increase,
Driven by 9% Revenue Growth
PURCHASE, N.Y., April 26, 2006 – PepsiCo reported a 13% increase in first-quarter earnings per share to $0.60, fueled by a 9% increase in net revenue, with each of the Company’s operating Divisions contributing to both top- and bottom-line growth.
Chairman and CEO Steve Reinemund said, “We continue to see solid top-line momentum across our businesses driven by product innovation and strong marketplace execution. Importantly, we’re also seeing good profit performance despite continued pressure from inflation in some of our key input costs. Overall, we’re very pleased with the results in the quarter, and remain confident in the outlook for 2006.”

Summary of PepsiCo First Quarter 2006 Results

% Growth Rate
Volume (Servings)	7
Revenue	9
Division Operating Profit	8
Net Income	12
Earnings Per Share	13

Summary of Division First Quarter 2006 Results

	% Growth Rate
	FLNA	PBNA	PI	QFNA	Total PepsiCo
Volume	2	5	7/16 [1]	2	4/9[1]
Revenue	6	12	12	6	9
Division Operating Profit	6	3	21	4	8
1Snacks/beverages
Frito-Lay North America (FLNA) generated 6% revenue growth on strong Sun Chips and Tostitos performance and growth in other macro snacks.
Net revenue grew 6% reflecting volume growth of 2%, positive effective net pricing and favorable mix, and despite the unfavorable impact from a shift in the timing of the New Year’s and Easter holidays.

FLNA’s revenue growth was led by strong double-digit growth in Sun Chips multigrain snacks and Quaker Chewy granola bars and rice cakes, high single-digit growth of Tostitos tortilla chips, and mid-single digit growth of Cheetos cheese snacks. Revenue growth was offset somewhat by a mid single-digit decline in trademark Doritos. Trademark Lay’s revenue increased low single-digits.
Operating profit grew in line with revenue growth reflecting the revenue gains and the impact of increased labor and benefits charges and higher costs for cooking oil.
PepsiCo Beverages North America (PBNA) volume increased 5% on continued strength in non-carbonated beverage performance.
Volume grew 5% in the quarter, with the division’s non-carbonated beverage portfolio increasing 18% and carbonated soft drinks (CSDs) declining 1%. The results for the quarter also reflect a slightly unfavorable impact from a shift in the timing of the Easter holiday.
Non-carbonated beverage performance was driven by double-digit growth in Gatorade thirst quencher, trademark Aquafina, Lipton ready-to-drink teas and Propel fitness water.
The decline in CSD volume reflects a low single-digit decline in trademark Pepsi offset somewhat by a low single-digit increase in trademark Mountain Dew and a slight increase in trademark Sierra Mist. Across the brands, both regular and diet CSDs experienced low single-digit declines.
Net revenue reflected volume growth, a positive mix impact from the strong performance of the non-carbonated beverage portfolio, increased pricing, and the timing of concentrate shipments to bottlers. This growth was offset partially by higher trade spending.
Operating profit growth lagged revenue growth in the quarter principally reflecting higher orange and energy-related costs, the favorable resolution in 2005 of estimated marketing accruals, and higher selling, general and administrative costs.
PepsiCo International (PI) profits increased 21% on solid beverage and snacks growth.
Snacks volume growth of 7% was driven by high single-digit growth in the United Kingdom, strong double-digit growth in Turkey, Russia and Australia, and low single-digit growth at Sabritas in Mexico. This growth was partially offset by a low single-digit decline at Gamesa in Mexico. Acquisitions contributed one point of growth.
Outstanding beverage volume growth of 16% was led by double-digit gains in China, the Middle East, Argentina, India and Venezuela. Carbonated soft drink volume increased in the mid-teens, with each of the division’s four largest CSD trademarks – Pepsi, 7-Up, Mirinda and Mountain Dew – experiencing double-digit growth. Non-carbonated beverages grew over 30%, with solid growth across the non-carbonated portfolio. Acquisitions contributed one point of growth.

PI Regional Volume Growth First Quarter 2006 Results

	% Growth Rate
	Snacks	Beverages
Latin America	1	12
Europe, Middle East and Africa	15	14
Asia Pacific	18	22
Total PI	7	16
Net revenue grew 12%, driven by the broad-based volume gains and favorable effective net pricing. Foreign currency translation had no significant impact on the growth rate and acquisitions contributed two points of growth.
Operating profit grew 21%, driven by revenue growth and two points of foreign currency translation benefit, offset somewhat by increased raw material costs. Acquisitions had a slightly favorable impact on operating profit growth.
Quaker Foods North America (QFNA) had solid 6% revenue growth, reflecting strong performance across key brands.
Volume performance was driven by growth in Life cereal, Quaker oatmeal and Rice-A-Roni. These volume gains, together with effective net pricing and a one-point foreign currency translation benefit drove a 6% revenue increase.
Operating profit growth was driven by solid sales growth, offset somewhat by higher cost of sales and higher general and administrative costs.
PBG share sales, a reduced tax rate, and share repurchases contributed to EPS growth.
Earnings-per-share growth was bolstered by a $50 million pre-tax gain recognized on the sale of shares in The Pepsi Bottling Group, a 1% reduction in the number of weighted average shares outstanding, and a 100-basis-point reduction in the Company’s effective tax rate.
Corporate unallocated expenses increased $12 million as a result of higher employee-related costs, net mark-to-market losses on certain derivatives contracts, and higher costs associated with the Company’s Business Process Transformation initiative. These increases were partially offset by the revaluation of an asset held for sale and from lapping PepsiCo Foundation contributions made in the prior year. Corporate departmental expenses were essentially equal to the prior year.
2006 guidance reaffirmed.

Consistent with its previous guidance for 2006, the Company expects earnings per share of at least $2.93. Cash provided by operating activities in 2006 is expected to exceed $6.2 billion, which assumes a pension contribution of $250 million and includes a tax payment made in the first quarter of $420 million related to the Company’s 2005 international cash repatriation.
About PepsiCo
PepsiCo is one of the world’s largest food and beverage companies with annual revenues of more than $32 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 17 brands that generate $1 billion or more each in annual retail sales.
Cautionary Statement
This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. The Company undertakes no obligation to update any such forward-looking statements. Please see the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.
Miscellaneous Disclosures
Conference Call. At 11 a.m. (Eastern Time) today, the Company will host a conference call with investors to discuss first quarter 2006 results and the outlook for the full year 2006. For details, visit the Company’s site on the Internet at http://www.pepsico.com.
Reconciliation. In discussing financial results and guidance, the Company may refer to certain non-GAAP measures. A reconciliation of any such non-GAAP measures to reported financial statements can be found under “PepsiCo Financial Press Releases” on the Company’s website in the “Investors” section.
Bottler Volume. Volume for products sold by PepsiCo’s bottlers is reported by PepsiCo on a monthly basis, with the first quarter comprising January, February and March for North America, and January and February for PepsiCo International.